THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment (the “Third Amendment”) to the Employment Agreement is effective the __ day of December, 2012 (the “Third Amendment Effective Date”), by and between MICROS SYSTEMS, INC., a Maryland corporation, with offices located at 7031 Columbia Gateway Drive, Columbia, MD 21046 (hereinafter referred to as the “Company”), and Thomas L. Patz, whose address is 7031 Columbia Gateway Drive, Columbia, Maryland 21046 (hereinafter referred to as the “Executive”).

WHEREAS, the Executive and the Company entered into an Employment Agreement dated May 28, 1997, as amended (individually and collectively, the “Agreement”); and

WHEREAS, the Executive and the Company would like to amend the Agreement as provided in this Third Amendment to comply with section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the correction procedures set forth in Section VIII of Internal Revenue Service Notice 2010-6.

NOW, THEREFORE, the Company and the Executive, for good and valuable consideration, and pursuant to the terms, conditions, and covenants contained herein, hereby agree as follows:

1. Section 16(c) of the Agreement is amended to add the following sentence to the end of subsection (c): “Notwithstanding anything to the contrary herein, the payments provided in this subsection (c) shall be subject to Section 28, including, without limitation, the payment delay required under section 409A of the Internal Revenue Code for ‘specified employees,’ to the extent applicable.”

2. The Agreement shall be amended to add a new Section 28 to read in its entirety as follows:

“28. Section 409A of the Code.

(a) Interpretation. Notwithstanding any other provisions in this Agreement, this Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations (“Section 409A”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement that are deferred compensation subject to Section 409A may only be made upon a “separation from service” under Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A. No action or failure to act pursuant to this Section shall subject the Company or any affiliate thereof to any claim, liability, or expense, and neither the Company nor any affiliate thereof shall have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A.

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(b) Payment Delay.

(1) Notwithstanding anything in the Agreement to the contrary, including Section 16 of the Agreement, in no event may severance payments provided for therein upon a termination of employment commence to be paid prior to the date that is eighteen (18) months following the Third Amendment Effective Date (the “Delayed Commencement Date”); provided, however, if at the time of the Executive’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A) stock is publicly-traded on an established securities market or otherwise and the Executive is a “specified employee” (as defined in Section 409A and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then, if required under Section 409A, such severance payments shall not commence until the date that is six (6) months following the Executive’s date of termination, if such date is later than the Delayed Commencement Date.

(2) Subject to subsection (1), if at the time of the Executive’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A) stock is publicly-traded on an established securities market or otherwise and the Executive is a “specified employee” (as defined in Section 409A and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of payments that are determined to be deferred compensation subject to Section 409A that are payable within the six (6) month period following the Executive’s date of termination with the Company (or any successor thereto) for six (6) months following the Executive’s date of termination with the Company (or any successor thereto). The delayed amount shall be paid in a lump sum to the Executive within ten (10) days following the date that is six (6) months following the Executive’s date of termination with the Company (or any successor thereto) and any amounts payable after such six (6) month period shall be paid to the Executive in accordance with the original schedule. If the Executive dies during such six (6) month period and prior to the payment of the delayed amount, such delayed amount shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the Executive’s death.

(3) In the event of any delay in payment under this subsection (b) upon the Executive’s termination of employment, the amount delayed shall accrue interest, at the prime rate (as stated in The Wall Street Journal) in effect on the Executive’s termination date, until the payment date for such delayed amount.”

3.	All other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the dates indicated below, the effective date of this Third Amendment being the Third Amendment Effective Date.

COMPANY:
ATTEST:	MICROS SYSTEMS, INC.

	By:	(SEAL)
A.L. Giannopoulos
Chairman, President and Chief Executive Officer
[Corporate Seal]
EXECUTIVE:
WITNESS:	THOMAS L. PATZ

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